Exhibit 10.25
CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is dated as of February 1, 2026 by and between Rockwell Medical, Inc., a Delaware corporation (“Client”), and Joseph Dawson, an adult individual (“Consultant”). Client and Consultant may sometimes be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS
WHEREAS The Client and the Consultant desire to establish the terms and conditions under which the Consultant will provide services to the Client as an independent contractor.
NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.Engagement of Services/Project Work Orders. Consultant agrees to provide consulting services (the “Services”) related to business development initiatives and Company strategy and other services upon request of the President and Chief Executive Officer (“Executive”) of the Client. Consultant agrees to exercise the highest degree of professionalism and utilize his or her expertise and creative talents in performing the Services. Consultant agrees to make himself or herself available to perform such Services throughout the Consulting Period as detailed in Section 7 below and to be reasonably available to meet with the Client at its offices or otherwise.
2.Compensation. In consideration of the Services rendered pursuant to this Agreement and for the assignment of certain of Consultant’s right, title and interest pursuant hereto, Client will pay Consultant a monthly retainer in the amount of $35,833.00 payable in arrears within five business after the end of each month (the “Retainer”). A form of invoice for such Services is attached as Exhibit A.
3.Ownership of Work Product. Consultant hereby irrevocably assigns, grants and conveys to Client all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, whether prior to or after the Effective Date of this Agreement, that is created by Consultant, to which Consultant contributes, or which relates to the Services provided pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. Consultant agrees that any and all Work Product shall be and remain the property of Client. Consultant will immediately disclose to the Client all Work Product. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of Client’s request, Consultant hereby irrevocably appoints Client as Consultant’s attorney-in fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant shall not attempt to register any works created by Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. Consultant retains no rights in the Work Product and agrees not to challenge Client’s ownership of the rights embodied in the Work Product. Consultant further agrees to assist Client in every proper way to enforce Client’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as Client may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing Client’s rights relating to the Work Product.
4.Artist’s, Moral, and Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against Client. In the event that Consultant has any such rights that cannot be assigned or waived Consultant hereby grants to Client a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (a) use, make, sell, offer to sell, have made, and further sublicense the Work Product, and (b) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.
5.Representations, Warranties and Covenants. Consultant represents and warrants that: (a) Consultant has the full right and authority to enter into this Agreement and perform his or her obligations hereunder; (b) Consultant has all necessary professional or other licenses to perform the Services for the Client and such licenses are currently in force and effect (and Consultant will keep any such licenses in force for so long as Consultant is performing the Services) (c) Consultant has the right and unrestricted ability to assign the Work Product to Client as set forth in Sections 3 and 4 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors); (d) the Work Product has not heretofore been published in its entirety; (e) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person or entity, whether contractual, statutory or common law; and (f) Consultant will comply with all applicable laws, regulations and rules in performance of the Services. Consultant further represents and warrants that Consultant is not an individual or entity who: (i) is excluded, debarred, suspended, or otherwise ineligible to non-procurement programs; (ii) has been convicted of a criminal offense that falls within the ambit of 42 U.S.C § 1320a-7 (a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible; or (iii) is debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a (a) and (b), or is disqualified as a clinical investigator under the provisions of 21 C.F.R. § 312.70 (hereinafter, an "Ineligible Person"). At the request of Client, Consultant agrees to re-certify in writing to Client that Consultant is not an Ineligible Person. Consultant further agrees (1) to disclose immediately to Client any debarment, disqualification, exclusion, suspension, or other event that makes Consultant an Ineligible Person, or any notice thereof, and (2) to promptly provide Client all data requested by Client for purposes of complying to any reporting obligation for an Ineligible Person. Failure to make any disclosure to Client under this paragraph will result, at the discretion of Client, in the immediate termination of this Agreement.
6.Independent Contractor Relationship. Consultant is an independent contractor and not an employee of the Client. Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The manner and means by which Consultant chooses to complete the Services are in Consultant’s sole discretion and control. In completing the Services, Consultant agrees to provide his or her own equipment, tools and other materials at his or her own expense. Consultant is not authorized to represent that he/she is an agent, employee, or legal representative of the Client. Consultant is not authorized to make any representation, contract, or commitment on behalf of Client or incur any liabilities or obligations of any kind in the name of or on behalf of the Client. Consultant shall be free at all times to arrange the time and manner of performance of the Services. Consultant is not required to maintain any schedule of duties or assignments. Consultant will keep Client fully informed of the progress in performing the Services, and will from time to time, as reasonably requested by Client, provide status reports summarizing progress and outcomes to date. Consultant will furnish to Client a comprehensive report in hardcopy and electronic form (or in such other form as mutually agreed by the parties) at the conclusion of the Services or upon expiry or earlier termination of this Agreement.
7.Performance and Time Commitment. Consultant shall use Consultant’s best efforts and his full time efforts to perform the Services such that the results are satisfactory to the Client. Consultant shall use best efforts to complete the Services in a timely manner and in accordance with timelines mutually agreed by Client and Consultant. The Services, and the results thereof, will be performed with, and be the product of, the highest degree of professional skill and expertise.
8.Consultant’s Responsibilities. As an independent contractor, the mode, manner, method and means used by Consultant in the performance of the Services shall be of Consultant’s selection and under the sole control and direction of Consultant. Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof. Any persons employed by or subcontracting with Consultant to perform any part of Consultant’s obligations hereunder shall be under the sole control and direction of Consultant and Consultant shall be solely responsible for all liabilities and expenses thereof. The Client shall have no right or authority with respect to the selection, control, direction, or compensation of such persons. Consultant agrees to comply, at Consultant’s own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes which are applicable to the performance of the Services hereunder.
9.Tax Treatment. Consultant and the Client agree that the Client will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Consultant agrees, as an independent contractor, that neither he/she nor his or her employees are entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant, or any employee of Consultant, is injured in any manner while performing obligations under this Agreement. Consultant will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes for Consultant and his or her employees. The Client will not withhold any taxes or prepare W-2 Forms for Consultant, but will provide Consultant with a Form 1099, if required by law. Consultant is solely responsible for and will timely file all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of the Services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing the Services under this Agreement, except as provided herein. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant with the appropriate taxing authorities, as required by law.
10.No Employee Benefits. Consultant acknowledges and agrees that neither he/she nor anyone acting on his or her behalf shall receive any employee benefits of any kind from the Client. Consultant (and Consultant’s agents, employees, and subcontractors) is excluded from participating in any fringe benefit plans or programs as a result of the performance of the Services under this Agreement, without regard to Consultant’s independent contractor status. In addition, Consultant (and Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Client’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Client to its employees.

11.Liabilities and Expenses. Consultant agrees that as an independent contractor, he/she is solely responsible for all liabilities and fixed costs related to his business. In addition, the Client does not guarantee to Consultant that fees derived from Consultant’s business will exceed Consultant’s costs.
The Company shall reimburse the Consultant for all reasonable, necessary and documented out-of-pocket expenses incurred by the Consultant in connection with the performance of the Services under this Agreement, provided that such expenses are pre-approved in writing by the Company. Reimbursable expenses may include, without limitation, travel, lodging, meals, and other incidental expenses directly related to the Services. The Consultant shall submit to the Company and itemized list of expenses on his monthly invoice, together with reasonable supporting documentation. The Company shall reimburse approved expenses within a reasonable time following receipt of such documentation. The Consultant shall be solely responsible for any expenses not approved or not reimbursable under this Agreement.
12.Non-Exclusivity. The Client reserves the right to engage other consultants to perform services, without giving Consultant a right of first refusal or any other exclusive rights. Consultant reserves the right to perform services for other persons, provided that the performance of such services does not conflict or interfere with services provided pursuant to or obligations under this Agreement.
13.No Conflict of Interest/ No Solicitation.
13.1 No Conflict of Interest. During the term of this Agreement, unless written permission is given by the Executive, Consultant will not accept work, enter into a contract, or provide services to any third party that provides products or services which compete with the products or services provided by the Client nor may Consultant enter into any agreement or perform any services which would conflict or interfere with the services provided pursuant to or the obligations under this Agreement. Consultant warrants that there is no other contract or duty on his or her part that prevents or impedes Consultant’s performance under this Agreement. Consultant agrees to indemnify Client from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.
13.2 No Solicitation. During the term of this Agreement, and for a period of three (3) years thereafter, Consultant will not, directly or indirectly (whether for compensation or without compensation) (a) recruit, solicit or induce, or attempt to induce, any employee, consultant, or contractor of the Client to terminate their employment, contractual or other relationship with the Client; or (b) solicit the business of any client or customer of Client other than as expressly directed to by the Client.
14.    Confidential Information. Consultant agrees to hold Client’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties. Consultant also agrees not to use any of Client’s Confidential Information for any purpose other than performance of the Services hereunder. “Confidential Information” as used in this Agreement shall mean all information disclosed by Client to Consultant, or otherwise, regarding Client or its business obtained by Consultant pursuant to the Services provided under this Agreement that is not generally known in the Client’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. Consultant’s obligations set forth in this Section shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (i) is in the public domain through no fault of Consultant; (ii) has been rightfully independently communicated to Consultant free of any obligation of confidence; or (iii) was developed by Consultant independently of and without reference to any information communicated to Consultant by Client. In addition, Consultant may disclose Client’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law; provided that Consultant shall promptly inform Client of such order and cooperate if Client shall seek a protective order or confidential treatment. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of such Confidential Information. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Client and Consultant, nothing in this Agreement shall limit Consultant’s right to discuss Consultant’s engagement with the Client or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of Consultant’s engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Further, notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
15.Term and Termination.
15.1Term. The term of this Agreement (the “Consulting Period”) is for a period of twelve months commencing on February 1, 2026 (the “Effective Date”), unless earlier terminated as provided in this Agreement. This Agreement shall be effective as of the Effective Date notwithstanding that it may be executed by the parties at an earlier or later date.
15.2Termination. Either party may terminate this Agreement at any time, for any reason, or no reason, upon thirty (30) days’ advance written notice. The Client may terminate this Agreement before its expiration immediately if the Consultant materially breaches the Agreement. The parties agree that a “Material Breach” by Consultant shall occur if he/she: (a) fails to abide by any recognized professional standard, including any ethical standard; (b) fails to provide the Services as reasonably requested by the Executive; (c) secures other full-time employment that prohibits his or her ability to provide the Services to the Client; (d) breaches any other material obligations of this Agreement, or (e) violates local, state, or federal laws.
15.3Effect of Termination. Upon any termination or expiration of this Agreement, Consultant (a) shall immediately discontinue all use of Client’s Confidential Information delivered under this Agreement; (b) shall delete any such Client Confidential Information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (c) shall return to Client, or, at Client’s option, destroy, all copies of such Confidential Information then in Consultant’s possession. In the event the Client terminates this Agreement, or if Consultant terminates this Agreement, Consultant will not receive any additional consulting fees or other compensation as of the date of termination.
15.4Survival. The rights and obligations contained in this Agreement that by their nature extend beyond the expiration or early termination of this Agreement shall survive and remain in effect until all such obligations are satisfied, including, without limitation, the rights and obligations contained in Sections 3, 4, 5, 9, 10, 13.2, 14, 15.3, 16, 18 and 23.
16.Indemnification. Consultant shall indemnify, defend, and hold harmless the Client and its officers, directors, agents, owners, and employees, for any claims brought or liabilities imposed against the Client by Consultant or any of his or her employees or by any other party (including private parties, governmental bodies and courts), arising out of or in connection with (a) claims or actions related to worker’s compensation, wage and hour laws, employment taxes, and benefits, and whether relating to Consultant’s status as an independent contractor, the status of his or her personnel, (b) claims or actions for actual or alleged infringement of any patent, copyright or other proprietary right of any third party, (c) any injury to or death of any person or persons, or for loss or damage to any property when such injury, death, loss, loss of use, or damage arises out of or is attributed to the negligence or willful misconduct of Consultant, (d) any breach by Consultant of the terms and conditions of this Agreement, including, but not limited to, the amounts of deductibles on Consultant’s insurance policies, or any costs resulting from Consultant’s failure to acquire insurance coverage described below, and (e) any other matters involving the acts or omissions of Consultant and his or her personnel. Indemnification shall be for any and all losses and damages, including costs and attorneys’ fees.
17.Successors and Assigns. Consultant may not subcontract or otherwise delegate his or her obligations under this Agreement without Client’s prior written consent. Client may assign this Agreement. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns and will be binding on Consultant’s subcontractors or delegates.
18.Cooperation. During the Term and thereafter, Consultant shall cooperate with Client and its affiliates in any disputes with third parties, internal investigations or administrative, regulatory or judicial proceedings as reasonably requested by Client (including, without limitation, Consultant's being available to Client upon reasonable notice and at a reasonable location for interviews and factual investigations, appearing at Client’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Client all pertinent information and turning over to Client all relevant documents which are or may come into Consultant's possession, all at times and on schedules that are reasonably consistent with Consultant's other permitted activities and commitments). In the event that Client requires Consultant's cooperation in accordance with this Section 18 after the end of the Term, Client shall reimburse the Consultant for reasonable travel expenses (including lodging and meals, upon submission of receipts).
19.Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by overnight courier upon written verification of receipt; or (b) by email or facsimile transmission (including by DocuSign or analogous electronic signature platform) with confirmation of receipt of electronic transmission. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.
20.Governing Law. This Agreement shall be governed in all respects by the laws of Delaware, as such laws are applied to agreements entered into and to be performed entirely within Delaware between

Delaware residents. Any suit involving this Agreement shall be brought in a court sitting in Delaware. The parties agree that venue shall be proper in such courts, and that such courts will have personal jurisdiction over them.
21.Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
22.Waiver. The waiver by Client of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.
23.No Third Party Beneficiaries. The representations, warranties, covenants and agreements of the Parties set forth herein are not intended for, nor shall they be for the benefit of or enforceable by, any third party or person not a Party hereto.
24.Injunctive Relief for Breach. Consultant’s obligations under Sections 3, 4, 13.2, and 14 this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate and attorney’s fees); and the existence of any claim or cause of action by Consultant against Client of whatever nature, shall not constitute a defense to the enforcement thereof by Client.
25.Consideration. Consultant acknowledges and agrees that the consideration for Consultant to enter into this Agreement, including but not limited to the restrictions, limitations, and obligations contained in Sections 3, 4, 13.2, and 14, is fair and adequate and that Consultant intends to be legally bound by all of the terms of this Agreement
26.Entire Agreement. This Agreement (including Exhibit A hereto) constitutes the entire understanding of the parties relating to the subject matter and supersedes any previous oral or written communications, representations, understanding, or agreement between the parties concerning such subject matter. This Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by Consultant and the Client.
In Witness Whereof, the parties have executed this Agreement as of the date first written above.

“Client”        “Consultant”
Rockwell Medical, Inc.        Joseph Dawson

By:    /s/ Mark Strobeck, Ph.D.                /s/ Joseph Dawson

Date:                                    Date:

Address:     30142 Wixom Road                Address:
Wixom, MI 48393